UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

FORUM MERGER III CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3) (4)	Filing Party: Date Filed:

In connection with the previously announced business combination (the “Business Combination”) between Forum Merger III Corporation (“Forum”) and Electric Last Mile, Inc. (“ELMI”), the two companies have made a webcast available on their websites in which members of their respective managements discuss the Business Combination (the “Webcast”). In addition, on December 11, 2020, ELMI’s Chief Executive Officer, James Taylor, spoke on CNBC. Below is (i) a copy of the transcript for the Webcast and (ii) a copy of the transcript of the CNBC interview, each of which is being filed herewith as soliciting material.

Exhibit 99.1

Electric Last Mile, Inc. Merger with Forum Merger III Corporation

Investor Conference Call Transcript

December 11, 2020

Operator

Welcome to today’s conference call announcing the business combination of Electric Last Mile, Inc. and Forum Merger III Corporation. Joining us on the call is David Boris, Co-Chief Executive Officer of Forum III, and Jim Taylor, Co-Founder and Chief Executive Officer of Electric Last Mile.

We would first like to remind everyone that this call will contain forward-looking statements including, but not limited to, statements regarding Electric Last Mile’s and Forum III’s expectations or predictions of financial and business performance and conditions, competitive and industry outlook and the timing and completion of the business combination. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions and they are not guarantees of performance. We encourage you to read the press release issued today, the accompanying presentation, and Forum III’s filings with the SEC for a discussion of the risks that can affect the business combination, Forum III’s business, and the business of the combined company after completion of the proposed business combination.

Electric Last Mile and Forum III are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

I’d now like to introduce David Boris.

David Boris, Forum Merger III Corporation

Good morning, and thank you all for joining us. My name is David Boris, and I am Co-Chief Executive Officer and Chief Financial Officer of Forum III. We are very excited to share with you the details of our proposed business combination with ELMS, which will bring to market what we believe will be a transformative electric vehicle company focused exclusively on the commercial segment.

At Forum III, we set out to find a private company with an experienced management team and a proven market-fit product line in a high growth industry that would benefit from our investment and strategic support. We believe ELMS squarely fits these criteria. Upon the closing of the business combination, ELMS will have in place a product based on a proven and top-selling platform, a U.S. plant capable of producing 100,000 vehicles per year, and over 30,000 pre-orders.

We are seeing unprecedented demand for delivery vehicles as e-commerce and last-mile logistics continue to grow in importance. And with the expansion of green energy and sustainability initiatives, companies from Fortune 500 brands and the largest fleet operators down to small businesses are looking for the best electric vehicle to facilitate low-cost delivery. As Jim Taylor will explain in a moment, ELMS’s line of electric delivery vehicles is expected to have the lowest total cost of ownership, a state-of-the-art connected data platform, and a disruptive customization model. For those reasons, we believe ELMS is poised to seize a meaningful share of a large and growing market for electric delivery vehicles.

With that, I’d now like to introduce Jim Taylor.

Jim Taylor, Electric Last Mile

Thank you David, and thank you everyone for joining us today. We’re very excited to introduce our company and walk through some of the highlights of the proposed business combination.

To begin, I co-founded Electric Last Mile, which we refer to as ELMS, with our chairman, Jason Luo. Jason has an extensive history of leadership in the automotive industry, including as CEO of Key Safety Systems, Ford China, and Accuride. I had a 30-year career at General Motors, ending as President of Cadillac and CEO of Hummer, after which I helped launch the electric truck company Workhorse Group, where I was Chairman and CEO. We also have a senior leadership team with tremendous experience in engineering and sales across some of the world’s largest auto and EV companies. And now we are fortunate to have the support of David and the team at Forum III.

Our goal at ELMS is to transform the last mile commercial delivery business, and I’d like to give you a few of the highlights of how we plan to do that. First, e-commerce continues to change how you and I are receiving goods every day. There is a huge demand for new solutions, both in the selling of the actual products and services themselves, and in the delivery to end-users. There are several new entrants in the delivery space, so let me begin with how we believe our approach differentiates us from other providers.

One of our biggest competitive advantages is that our first vehicle, the ELMS Urban Delivery, is scheduled to be available within a year. In fact, we plan to launch a product that is based on a proven, existing platform developed and sold by Sokon Group in the Asian market, where there are 30,000 of these electric delivery vehicles driving 1.5 million miles every day. At the close of the business combination, ELMS will be an independent, U.S. company traded on the Nasdaq. We will produce electric vehicles here in the U.S. and have contracts with Sokon Group to provide us with access to their know-how, parts supply, and field and service data.

Our crossover product portfolio strategy targets commercial delivery vehicles spanning from Class 1 to Class 3, which represents over 80% of the last mile market. We believe our launch product, the Urban Delivery vehicle, will not only be the first electric vehicle in Class 1, it will also offer the lowest total cost of ownership compared to all existing competitors.

In addition, ELMS vehicles will be made at a plant in the U.S. that has a 20-year history of producing high-quality vehicles, is already retrofitted for EV production, and will be staffed with a highly experienced workforce trained in EVs.

Together, these factors have already driven a strong demand for our Urban Delivery vehicle. As of the date of this presentation, we have received more than 30,000 pre-orders, representing over $1 billion in potential revenue.

Let me take a step back and illustrate where we fit into the broader commercial vehicle market. Over the last few years we have seen a number of new EV entrants in the Class 3 category – vehicles with a GVW, gross vehicle weight, of 10 to 14 thousand pounds – and in the Class 2 category – vehicles with a GVW from 6-10 thousand pounds.

Currently, there are no electric vehicles in the Class 1 category – GVW of 6 thousand pounds or less. Our Urban Delivery vehicle is expected to be the first electric delivery vehicle coming to market in the Class 1 category here in the U.S. Not only will our vehicle provide a green alternative to purchasers of Class 1 gas vehicles, but it will also have 35% more carrying volume, a critical part of the value proposition compared to the Class 1 models. We also anticipate that our price and volume will allow us to take market share from the Class 2 category of vehicles as well.

The commercial vehicle industry is a business-to-business market: purchase decisions are based on value considerations that drive the customer’s bottom line. An important distinction for ELMS is that we anticipate purchase price parity and a lower day-to-day operating cost for our Urban Delivery as compared with existing gas models. Fleet managers historically have had to pay a premium for EV alternatives and justify the investment over several years. We plan to launch the Urban Delivery vehicle at approximately $25,000 net of federal tax credits, which is comparable to Class 1 gas vehicle prices. So for our customers, we expect to lower their operating costs starting day one.

Since our Class 1 Urban Delivery and larger Class 3 Urban Utility products are based on vehicles already developed by Sokon Group and on the road in Asia, we expect to incur relatively low engineering expenses of approximately $70 million to launch these in the U.S. Our primary engineering task is to meet all U.S. safety and regulatory requirements, and we believe we have one of the most experienced teams in the industry to accomplish this.

Importantly, our supplier base is already established, and we plan to source the majority of our EV systems and componentry here in the U.S.

Our business plan includes a conservative volume ramp, with approximately 4,000 vehicles expected to be delivered by the fourth quarter of 2021, accelerating to approximately 19,000 deliveries in 2022, and approximately 35,000 deliveries in 2023.

Our team collectively has decades of experience launching vehicles for global OEMs, and so while the facility has an annual production capacity of 100,000 units, we are deliberately conservative in our initial volumes so that we can be laser-focused on quality and, as a new brand, establishing an excellent reputation with our customers.

Based on our projections which assume conservative market share capture, we expect to be cash flow positive by the end of 2022, and reach $3 billion in revenue in 2025.

Now turning to slide 27 of the presentation filed this morning and located on the Electric Last Mile website under the “Investors” tab, we list some of our current as well as potential customers. As mentioned, this is very much a business-to-business market, and therefore the purchasing process differs from retail. On the left are our main sales channels. These are the fleet managers, dealers and Upfitters who actually purchase the vehicles. On the right are some of the expected eventual end-users of our products, ranging from shipping and e-commerce companies such as FedEx to consumer brands such as Ikea and Best Buy’s Geek Squad. The universe of commercial electric vehicle users extends far beyond delivery customers to include municipalities, utilities, and telecom companies, who for instance maintain large fleets of vehicles and are looking to reduce their carbon footprint over time. We are engaged at all points of the sales chain, from buyers to end users, to ensure that we understand our customers’ needs and specifications for their individual end use cases. We have given factory tours and test drives to numerous current and potential customers, and their reactions have been outstanding.

In addition to our cost-effective and green vehicles, we will also offer our customers a suite of technology solutions. Data and digital solutions are an essential part of last mile logistics, which is why we have partnered with industry leader Geotab to complement ELMS’ over-the-air data systems to help our customers optimize their productivity, safety, and sustainability.

We have also designed a unique production approach that will disrupt the customization and order-to-delivery process, improving efficiency for our customers. Traditionally, the process of ordering a commercial vehicle involves multiple parties and steps, from the manufacturer to the upfitter to the dealer, all of which introduce additional cost and time. By integrating the upfitting and customization stage into our production process, we expect to deliver vehicles on average 25% faster than current industry standards, with reduced costs. Further, we will act as a single point of contact for our customers, enhancing efficiencies for the end user and giving us greater control over our vehicle quality.

To summarize, we are very excited about the opportunity Electric Last Mile has ahead of it.

•	We expect to have the first electric Class 1 commercial vehicle in the U.S. market, providing a 35% total cost of ownership reduction vs. current Class 1 Models.

•	Our product is based on an existing and proven platform.

•	We believe we can scale our business in a capital efficient way and generate industry leading margins and returns due to prior platform investment, low cost parts sourcing, and the readiness of the production facility.

•	Customer response has been excellent, and we are seeing significant commercial demand for our solutions with more than 30,000 pre-orders, representing over $1 billion of anticipated revenue.

•	The anticipated proceeds from the proposed business combination are expected to sufficiently fund our initial product launches.

Thank you for joining us today. We look forward to speaking with you again.

Exhibit 99.2

James Taylor, Electric Last Mile

CNBC Squawk Box Appearance Transcript

December 11, 2020 at 7:53 AM ET

Becky Quick, CNBC

Welcome back everybody. Tesla may rule the road in the electric vehicle space, but the EV SPAC space is getting pretty crowded. Electric Last Mile Solutions is the latest company announcing EV SPAC plans this morning. Phil LeBeau is here, he joins us with a special guest. Phil?

Phil LeBeau, CNBC

Hi Becky, let’s bring in James Taylor. He is the CEO of Electric Last Mile Solutions, joining us from the company’s headquarters in Auburn Hills, Michigan. James, you and I have talked over the years, your previous life as one of the presidents of a division at General Motors. We’ll talk about the auto market in just a little bit. But first you have to tell me about ELMS SPAC and why you believe you guys will stand out in what’s going to be a very crowded electric commercial delivery van market.

James Taylor, Electric Last Mile

Right, thanks Phil. Good to see you again. Our product is different, as you can see behind me, we’ll be entering the so-called Class 1 space as the only entry in this electrified delivery market. And this e-commerce explosion, let’s call it, of demand on the last mile deliveries put a huge amount of pressure on the delivery companies to come up with economical solutions to that. And we’ll be unique at the bottom end of the market here where they’re looking for low-cost. Highlight: low-cost, reliable, and as our name says, you know, last mile delivery solutions. You said America is pretty crowded at the top end, and even the middle with some new announcements, but we’ll be the sole first mover in the bottom of this space.

Phil LeBeau, CNBC

But you know that there are a number of SPACs that have been announced that are EV related, and I hear this from people and they say, wait a second, why should I be investing in another SPAC? And they might look at your company which is spun off from a Chinese automaker within the last year, you’re pre-revenue, you’ve got pre-orders, and they might say, wait a second, why is this a good investment relative to other areas where I could put my money right now?

James Taylor, Electric Last Mile

Sure. I think the investors that certainly intend on investing in us when we close were looking at the opportunity in this space, and look at the success certainly of Tesla, off the chart, other new entrants in this space that have done quite well, recent SPACs like RIDE, or Lordstown, that have done well. And they see the market being empty, and this electrification of this specific segment is a perfect application for electric. It’s short range. It’s a commercial delivery. It comes back every night. It can be easily charged. It doesn’t really require that much range. So their reaction is they like the space and it’s a good opportunity for investment.

Phil LeBeau, CNBC

But is there enough demand out there? Look, you’ve got you guys, you’ve got Ford and GM, Ram is not going away any time soon. Rivian, I talked with their CEO, and you know RJ Scaringe, they’ve got an electric commercial delivery van coming. I mean there are so many entrants into this space. At some point somebody would look at this and say wait a second, wait a second, there are not enough contractors and small businesses to order all of these e-vans, if you will.

James Taylor, Electric Last Mile

Right, well I’d contest that pretty heavily right now based on the reaction we’ve got from our customers. We have over 30,000 preorders, and that’s a reaction to seeing the product, again unique in our space, seeing the price point, $25,000 after the federal tax credit, their calculation of so-called total cost of ownership to run this vehicle. And lastly, you know the demand—they’re looking for electric products, as you know, with extremely high pressure for them to achieve their commitments for green, for sustainability, for credits, and there’s nothing available in this bottom end space. We’re not competing with RJ, with Rivian, we’re not competing with Lordstown. We’re not up at the high ends of these other products that have entered the large, say, UPS vehicle space. So at this point in time, we’re alone at the bottom in the price point that we’ll be offering our customers.

Phil LeBeau, CNBC

James Taylor, the CEO of Electric Last Mile Solutions. James, we didn’t have time to talk about it, but you’re building this at the old Hummer plant just outside of South Bend, Indiana. At some point we’ll get down there, but we appreciate you joining us this morning, exclusively here on Squawk Box.